Exhibit 99.1

NextPlat to Acquire Pensacola-Area Pharmacy, Expanding Florida Footprint and Adding Approximately $5.6 Million in Profitable Annual Revenue

Strategic Acquisition Enhances Pharmacy Diversification with Expansion into Underserved Northwest Florida Market, and Supports Launch of New High-Value Healthcare Services for Regional Providers and Patients

Hallandale Beach, FL – July 15, 2026 - NextPlat Corp (NASDAQ: NXPL) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced the strategic acquisition of an independent pharmacy (“the Pharmacy”) in a rural community near Pensacola in the panhandle region of northwest Florida.

NextPlat has agreed to acquire the Pharmacy and its inventory for total cash consideration of $1.5 million. The transaction is expected to be completed during Q4 2026, subject to final due diligence and other customary closing conditions. Once completed, the acquisition will expand and diversify the Company’s PharmcoRx retail footprint into a previously underserved rural market where it intends to introduce additional offerings for patients including same day delivery and online fulfillment services to support the local community. The Company also plans to expand its contracted services reach by marketing to healthcare providers participating in the government’s 340B Drug Pricing Program, long-term care facilities, and other institutional and governmental providers throughout the greater Pensacola area.

NextPlat’s PharmcoRx unit currently operates four specialty pharmacies serving patients in central and southern Florida providing full-service prescription fulfillment, medication management, high-touch, same day delivery, and integrated patient support and coordination with healthcare providers. Beyond traditional retail pharmacy services, PharmcoRx also provides higher margin contracted services including medication fulfillment, claims management and compliance reporting to 340B providers as well as to long-term care, senior living communities and government agencies.

“This transaction expands PharmcoRx’s business into a large, untapped market, creating immediate synergies including the roll-out of service enhancements for patients and serving as a growth platform for the introduction of our higher-margin contracted offerings for healthcare providers throughout the panhandle,” said David Phipps, CEO of NextPlat. “Through additional acquisitions we are exploring, we believe we have a unique opportunity to not only differentiate the retail pharmacy experience in new markets but leverage these locations to support local engagement with additional healthcare providers and institutions that can benefit from our array of integrated services.”

The Pharmacy, serving the local community for over 25 years, has provided customers with prescription medications fulfillment, over-the-counter (OTC) products, durable medical equipment, and healthcare advisory services in a rural market overlooked by the large national retail chains. For the year ended December 31, 2025, the Pharmacy generated approximately $5.6 million in sales with retail margins of approximately 19%. The Pharmacy was profitable, maintained positive working capital, and operated with a debt-free balance sheet.

NextPlat’s Healthcare Operations generated approximately $39.7 million of the Company’s $54.3 million in 2025 annual revenues. The Company expects organic growth of approximately 20% in 2026, supported by increases in higher margin 340B and contracted services, as it seeks to further expand and diversify its healthcare operations, replicating its model in additional underserved markets.

Rodney Barreto, Chairman of NextPlat Corp, added, “PharmcoRx has established itself as a premier community pharmacy, serving customers in South and Central Florida for over 20 years. Through acquisitions of rural operators, PharmcoRx is well positioned to pursue the many growth opportunities we see across Florida to deliver reliable, high-quality healthcare services in communities not adequately served by the large retail chains.”

Additional information on this transaction may be found in the Current Reports on Form 8-K that will be filed by NextPlat with the U.S. Securities and Exchange Commission (the “SEC”).

For more information about NextPlat, please visit www.NextPlat.com and connect with us on Facebook, LinkedIn and X.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide. Through acquisitions, joint ventures, and collaborations, the Company seeks to provide access to high quality healthcare and pharmacy services supporting patients, providers, institutions, and public-sector organizations and creating online sales channels for the sales of products to domestic and international consumers. Through its subsidiaries, NextPlat provides pharmacy and healthcare data management services and prescription fulfillment services in the United States and operates an e-commerce division offering voice, data, tracking, and IoT products and services worldwide.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to successfully acquire and integrate pharmacies, and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (financial or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net